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                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF LATHAM & WATKINS]


                               September 17, 2001

TiVo Inc.
2160 Gold Street
Alviso, California  95002

          Re: Registration Statement on Form S-3; $51,750,000 Aggregate Principal Amount of 7% Convertible Senior Notes due 2006, 2,682,600 Five-Year Warrants to Purchase Common Stock, 4,064,542 Units Consisting of One-Year Warrants to Purchase Common Stock and Five-Year Terminable Warrants to Purchase Common Stock, and up to 20,380,603 shares of Common Stock of TiVo Inc.
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Ladies and Gentlemen:

          In connection with the registration by TiVo Inc., a Delaware corporation (the "Company"), of the resale by the holders thereof of (i) $51,750,000 aggregate principal amount of 7% Convertible Senior Notes due 2006 ("Notes"), (ii) 2,682,600 Five-Year Warrants ("Five-Year Warrants") to purchase 2,682,600 shares of common stock, par value $.001 per share ("Common Stock"),
(iii) 4,064,542 Units (the "Units") consisting of a total of 4,064,542 One-Year Warrants ("One-Year Warrants") to purchase 4,064,542 shares of Common Stock and 4,064,542 Five-Year Terminable Warrants ("Five-Year Terminable Warrants" and, together with the Five-Year Warrants and the One-Year Warrants, the "Warrants") to purchase 1,341,299 shares of Common Stock, (iv) the One-Year Warrants, (v) the Five-Year Terminable Warrants and (vi) up to 20,380,603 shares (the "Shares") of Common Stock issuable upon conversion of the Notes and exercise of the Warrants, under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission, you have requested our opinion with respect to the matters set forth below. The Notes have been issued pursuant to an indenture dated as of August 28, 2001 (the "Indenture") by and between the Company and The Bank of New York, as trustee (the "Trustee"). The Five-Year Warrants have been issued pursuant to a Warrant Agreement dated as of August 28, 2001 (the "Five-Year Warrant Agreement") by and between the Company and The Bank of New York, as warrant agent (the "Warrant Agent"). The One-Year Warrants have been issued pursuant to a Warrant Agreement dated as of August 28, 2001 (the "One-Year Warrant Agreement") by and between the Company and the Warrant Agent. The Five-Year Terminable Warrants have been issued pursuant to a Warrant Agreement dated as of August 28, 2001 (the "Five-Year Terminable Warrant Agreement" and, together with the Five-Year Warrant Agreement and the One-Year Warrant Agreement, the "Warrant Agreements") by and between
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TiVo Inc.
September 17, 2001
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the Company and the Warrant Agent. The Notes, the Warrants, the Units and the
Shares are sometimes referred to herein collectively as the "Securities."

          In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Securities. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

          In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

          We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

          Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

          1. The Notes, the Five-Year Warrants, the Units, the One-Year Warrants and the Five-Year Terminable Warrants have been duly authorized by all necessary corporate action, have been duly executed and delivered by the Company and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

          2. The Shares have been duly authorized by all necessary corporate action of the Company and, when issued upon conversion of the Notes or exercise of the Warrants in accordance with the terms, as applicable, of the Indenture and the Notes or the applicable Warrant Agreement and the applicable Warrant, will be validly issued, fully paid and nonassessable.

          The opinions rendered in paragraph 1 relating to the enforceability of the Notes, the Warrants and the Units are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 5.7 of the
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TiVo Inc.
September 17, 2001
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Indenture; and (v) we express no opinion with respect to whether acceleration of the Notes may affect the collectibility of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

          To the extent that the obligations of the Company under the Indenture and the Notes and the Warrant Agreements and the Warrants may be dependent on such matters, we assume for purposes of this opinion that the Trustee and Warrant Agent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee and Warrant Agent is duly qualified to engage in the activities contemplated by the Indenture and the Warrant Agreements; that the Indenture and the Warrant Agreements have been duly authorized, executed and delivered by the Trustee or the Warrant Agent, as applicable, and constitute the legally valid and binding obligations of the Trustee or the Warrant Agent, as applicable, enforceable against the Trustee or the Warrant Agent, as applicable, in accordance with their respective terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; that the Warrant Agent is in compliance, generally and with respect to acting as a warrant agent under the Warrant Agreements, with all applicable laws and regulations; that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and that the Warrant Agent has the requisite organizational and legal power and authority to perform its obligations under the Warrant Agreements.

          We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus included therein.

                                 Very truly yours,

                                 /s/ Latham & Watkins